Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS SECOND QUARTER 2018 RESULTS
Company reports revenues of $236 million, earnings of $0.12 per diluted share
THE WOODLANDS, TX – July 26, 2018 – Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2018. Total revenues for the second quarter of 2018 were $236.3 million compared to $227.3 million in the first quarter of 2018 and $183.0 million in the second quarter of 2017. Net income for the second quarter of 2018 was $10.8 million, or $0.12 per diluted share, compared to $7.2 million, or $0.08 per diluted share, in the first quarter of 2018, and $1.6 million, or $0.02 per diluted share, in the second quarter of 2017.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We’re very pleased to report another solid quarter, with both segments continuing to make meaningful strides in the execution of our long-term strategy. Consolidated revenues increased 4% sequentially to $236 million in the second quarter, driven by continued growth in the U.S. across both operating segments.
“In Fluids, second quarter revenues for the segment came in at $180 million, a 1% sequential improvement. Revenue gains in the U.S., including increases in both land and Gulf of Mexico activities, fully offset the seasonal impact of Spring break-up in Canada. International revenues also rose modestly, benefitting primarily from the Woodside project in offshore Australia,” added Howes. “Meanwhile, we also made progress in our efforts to improve our Fluids operating margin, which increased to 7.4% in the second quarter, driven primarily by the impact of a strong sales mix in our international business, along with the increase in revenues.
“In the Mats business, we continue to see the benefits from our market diversification strategy, where revenues improved sequentially in both E&P and non-E&P market sectors. Second quarter Mats revenues came in at a quarterly record of $57 million, reflecting a 13% improvement from the first quarter, while operating margin improved to 26.3%. The sequential revenue gains reflect broad-based improvements across most targeted markets, both in the U.S. and Europe, as revenues remain evenly balanced between E&P and non-E&P end markets,” added Howes. “In an effort to support our ongoing expansion into new markets, we’ve invested an additional $7 million during the second quarter to expand our mat rental fleet.”
Segment Results
The Fluids Systems segment generated revenues of $179.7 million in the second quarter of 2018 compared to $177.4 million in the first quarter of 2018 and $150.6 million in the second quarter of 2017. Segment operating income was $13.3 million in the second quarter of 2018 compared to $10.5 million in the first quarter of 2018 and $5.9 million in the second quarter of 2017.
The Mats and Integrated Services segment generated revenues of $56.5 million in the second quarter of 2018 compared to $49.9 million in the first quarter of 2018 and $32.4 million in the second quarter of

2017. Segment operating income was $14.9 million in the second quarter of 2018 compared to $12.1 million in the first quarter of 2018 and $11.4 million in the second quarter of 2017.
Conference Call
Newpark has scheduled a conference call to discuss second quarter 2018 results and near-term operational outlook, which will be broadcast live over the Internet, on Friday, July 27, 2018 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 10, 2018 and may be accessed by dialing 201-612-7415 and using pass code 13680711#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and future financial results are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2017, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, risks related to our international operations, our ability to replace existing contracts, the cost and continued availability of borrowed funds including noncompliance with debt covenants, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials or the impact of tariffs on the cost of such raw materials, the availability of skilled personnel, our market competition, our ability to expand our product and service offerings and enter new customer markets with our existing products, compliance with legal and regulatory matters, including environmental regulations, the availability of insurance and the risks and limitations of our insurance coverage, the ongoing impact of the U.S. Tax Cuts and Jobs Act and the refinement of provisional estimates, potential impairments of long-lived intangible assets, technological developments in our industry, risks related to severe weather, particularly in the U.S. Gulf Coast, cybersecurity breaches or business system disruptions and risks related to the fluctuations in the market value of our common stock. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com. We assume no obligation to update, amend or clarify publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues	$236,262	$227,293	$183,020	$463,555	$341,711
Cost of revenues	188,480	186,455	148,431	374,935	278,021
Selling, general and administrative expenses	28,708	26,954	26,630	55,662	52,027
Other operating (income) loss, net	(69)	46	(9)	(23)	(51)
Operating income	19,143	13,838	7,968	32,981	11,714

Foreign currency exchange loss	458	225	534	683	926
Interest expense, net	3,691	3,300	3,441	6,991	6,659
Income from operations before income taxes	14,994	10,313	3,993	25,307	4,129

Provision for income taxes	4,148	3,091	2,361	7,239	3,480
Net income	$10,846	$7,222	$1,632	$18,068	$649

Calculation of EPS:
Net income - basic and diluted	$10,846	$7,222	$1,632	$18,068	$649

Weighted average common shares outstanding - basic	89,703	89,094	84,653	89,400	84,404
Dilutive effect of stock options and restricted stock awards	2,823	2,637	2,662	2,730	2,695
Dilutive effect of 2021 Convertible Notes	1,265	—	—	636	—
Weighted average common shares outstanding - diluted	93,791	91,731	87,315	92,766	87,099

Income per common share - basic	$0.12	$0.08	$0.02	$0.20	$0.01
Income per common share - diluted	$0.12	$0.08	$0.02	$0.19	$0.01

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 31, 2017
Revenues
Fluids systems	$179,738	$177,379	$150,623	$357,117	$286,673
Mats and integrated services	56,524	49,914	32,397	106,438	55,038
Total revenues	$236,262	$227,293	$183,020	$463,555	$341,711

Operating income (loss)
Fluids systems	$13,327	$10,477	$5,863	$23,804	$12,215
Mats and integrated services	14,853	12,086	11,419	26,939	17,821
Corporate office	(9,037)	(8,725)	(9,314)	(17,762)	(18,322)
Operating income	$19,143	$13,838	$7,968	$32,981	$11,714

Segment operating margin
Fluids systems	7.4%	5.9%	3.9%	6.7%	4.3%
Mats and integrated services	26.3%	24.2%	35.2%	25.3%	32.4%

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$71,722	$56,352
Receivables, net	252,154	265,866
Inventories	189,571	165,336
Prepaid expenses and other current assets	20,492	17,483
Total current assets	533,939	505,037

Property, plant and equipment, net	316,062	315,320
Goodwill	44,020	43,620
Other intangible assets, net	27,622	30,004
Deferred tax assets	4,484	4,753
Other assets	3,587	3,982
Total assets	$929,714	$902,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3,584	$1,518
Accounts payable	93,254	88,648
Accrued liabilities	39,769	68,248
Total current liabilities	136,607	158,414

Long-term debt, less current portion	193,636	158,957
Deferred tax liabilities	36,158	31,580
Other noncurrent liabilities	8,590	6,285
Total liabilities	374,991	355,236

Common stock, $0.01 par value (200,000,000 shares authorized and 106,071,255 and 104,571,839 shares issued, respectively)	1,061	1,046
Paid-in capital	611,667	603,849
Accumulated other comprehensive loss	(63,097)	(53,219)
Retained earnings	134,589	123,375
Treasury stock, at cost (15,513,806 and 15,366,504 shares, respectively)	(129,497)	(127,571)
Total stockholders’ equity	554,723	547,480
Total liabilities and stockholders' equity	$929,714	$902,716

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2018	2017
Cash flows from operating activities:
Net income	$18,068	$649
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22,755	19,244
Stock-based compensation expense	4,848	5,874
Provision for deferred income taxes	243	(3,672)
Net provision for doubtful accounts	1,229	1,412
Gain on sale of assets	(371)	(1,266)
Amortization of original issue discount and debt issuance costs	2,643	2,679
Change in assets and liabilities:
Increase in receivables	(1,185)	(48,612)
Increase in inventories	(21,459)	(10,500)
Increase in other assets	(3,417)	(2,773)
Increase in accounts payable	6,659	15,590
Increase (decrease) in accrued liabilities and other	(9,326)	43,685
Net cash provided by operating activities	20,687	22,310

Cash flows from investing activities:
Capital expenditures	(24,458)	(16,644)
Refund of proceeds from sale of a business	(13,974)	—
Proceeds from sale of property, plant and equipment	920	1,222
Business acquisitions, net of cash acquired	(249)	—
Net cash used in investing activities	(37,761)	(15,422)

Cash flows from financing activities:
Borrowings on lines of credit	203,716	—
Payments on lines of credit	(171,796)	—
Debt issuance costs	(11)	(335)
Proceeds from employee stock plans	3,700	1,517
Purchases of treasury stock	(3,074)	(2,382)
Other financing activities	2,515	2,333
Net cash provided by financing activities	35,050	1,133

Effect of exchange rate changes on cash	(2,926)	2,017

Net increase in cash, cash equivalents, and restricted cash	15,050	10,038
Cash, cash equivalents, and restricted cash at beginning of period	65,460	95,299
Cash, cash equivalents, and restricted cash at end of period	$80,510	$105,337

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)
To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Net Debt and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and/or that of other companies in our industry. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (GAAP)	$10,846	$7,222	$1,632	$18,068	$649
Interest expense, net	3,691	3,300	3,441	6,991	6,659
Provision for income taxes	4,148	3,091	2,361	7,239	3,480
Depreciation and amortization	11,484	11,271	9,857	22,755	19,244
EBITDA (non-GAAP)	$30,169	$24,884	$17,291	$55,053	$30,032

Fluids Systems	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income (GAAP)	$13,327	$10,477	$5,863	$23,804	$12,215
Depreciation and amortization	5,317	5,290	5,513	10,607	10,681
EBITDA (non-GAAP)	18,644	15,767	11,376	34,411	22,896
Revenues	179,738	177,379	150,623	357,117	286,673
Operating Margin (GAAP)	7.4%	5.9%	3.9%	6.7%	4.3%
EBITDA Margin (non-GAAP)	10.4%	8.9%	7.6%	9.6%	8.0%

Mats and Integrated Services	Three Months Ended			Six Month Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income (GAAP)	$14,853	$12,086	$11,419	$26,939	$17,821
Depreciation and amortization	5,248	5,114	3,534	10,361	7,013
EBITDA (non-GAAP)	20,101	17,200	14,953	37,300	24,834
Revenues	56,524	49,914	32,397	106,438	55,038
Operating Margin (GAAP)	26.3%	24.2%	35.2%	25.3%	32.4%
EBITDA Margin (non-GAAP)	35.6%	34.5%	46.2%	35.0%	45.1%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	June 30, 2018	December 31, 2017
Current debt	$3,584	$1,518
Long-term debt, less current portion	193,636	158,957
Total Debt	197,220	160,475
Total stockholders' equity	554,723	547,480
Total Capital	$751,943	$707,955

Ratio of Total Debt to Capital	26.2%	22.7%

Total Debt	$197,220	$160,475
Less: cash and cash equivalents	(71,722)	(56,352)
Net Debt	125,498	104,123
Total stockholders' equity	554,723	547,480
Total Capital, Net of Cash	$680,221	$651,603

Ratio of Net Debt to Capital	18.4%	16.0%

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